Exhibit 99.1
FOR IMMEDIATE RELEASE
Media Contact:
Jerry Parrott
Vice President, Corporate Communications
301-315-2777
Investor Contact:
Peter Vozzo
Senior Director, Investor Relations
301-251-6003
HUMAN GENOME SCIENCES ANNOUNCES FIRST QUARTER 2009 FINANCIAL RESULTS AND KEY DEVELOPMENTS
- First HGS product sales achieved with delivery of ABthrax™ to U.S. Strategic National Stockpile -
- $177 million in first quarter revenues; cash balance of $397 million as of March 31, up $24 million from year-end 2008 -
- Positive results for second Phase 3 trial of Albuferon® in chronic hepatitis C; global marketing applications planned in fall 2009 -
- Initiation of Syncria® Phase 3 program brings $9 million milestone payment from GSK -
ROCKVILLE, Maryland – April 29, 2009 – Human Genome Sciences, Inc. (Nasdaq: HGSI) today announced financial results for the quarter ended March 31, 2009, and provided highlights of recent key developments.
“In the first quarter of 2009, we achieved our first product sales with ABthrax, and both Albuferon and LymphoStat-B® continued to make excellent progress toward commercialization,” said H. Thomas Watkins, President and Chief Executive Officer. “We reported positive results from the second of two pivotal trials of Albuferon in chronic hepatitis C, and we plan global marketing applications in fall 2009. We are on track to have the results of our two Phase 3 trials of LymphoStat-B in July and November 2009. We also received a $9 million milestone payment from GSK with the initiation of Phase 3 clinical development of Syncria in type 2 diabetes. In addition, we made solid financial progress during the quarter, reducing our long-term debt and strengthening our cash position.”

FINANCIAL RESULTS
HGS reported that revenues for the quarter ended March 31, 2009 increased to $177.3 million, compared with revenues of $12.3 million for the same period in 2008. Revenues included $153.8 million recognized upon the sale and delivery of ABthrax to the U.S. Strategic National Stockpile, $9.0 million recognized from the Syncria agreement with GSK, $8.9 million recognized from the Albuferon agreement with Novartis and $1.6 million recognized from the LymphoStat-B agreement with GSK.
Net income for the quarter ended March 31, 2009 increased to $129.8 million ($0.85 diluted per share), compared with a net loss for the first quarter of 2008 of $52.7 million ($0.39 per share). The net income for the quarter was due primarily to revenue recognized from the delivery of ABthrax under the Company’s contract with the U.S. Government. HGS has previously expensed substantially all of the research, development and manufacturing costs related to meeting the terms of the contract.
Cash and investments increased by $24.0 million during the first quarter. As of March 31, 2009, cash and investments totaled $396.9 million, of which $329.3 million was unrestricted and available for operations. This compares with cash and investments totaling $372.9 million as of the end of December 31, 2008, of which $303.6 million was unrestricted and available for operations.
In February 2009, HGS repurchased $106.2 million principal amount of its outstanding convertible debt at a cost of $50.0 million in cash. The repurchase included $82.9 million principal amount of the Company’s 2 1/4% Convertible Subordinated Notes Due October 2011, and $23.3 million principal amount of the Company’s 2 1/4% Convertible Subordinated Notes Due August 2012.
“The first quarter of 2009 was clearly a very strong quarter for HGS from a financial perspective,” said Tim Barabe, Senior Vice President and Chief Financial Officer, HGS. “Our revenues were up substantially and were driven for the first time by product sales. We reduced our long-term debt by more than 20 percent by capitalizing on an opportunity to repurchase $106 million of our outstanding convertible notes at reasonable prices. Our cash position was strengthened and continues to be sufficient to take us through the availability of Phase 3 data, the filing of marketing applications and the launch of our late-stage products.”
HIGHLIGHTS OF RECENT PROGRESS
First HGS Product Sales Achieved with Delivery of ABthrax™ to U.S. Strategic National Stockpile; $154 Million in Revenue Recognized in the First Quarter
In the first quarter of 2009, HGS achieved its first product sales by initiating the delivery of 20,000 doses of ABthrax (raxibacumab) to the U.S. Strategic National Stockpile for emergency use in the treatment of inhalation anthrax. The Company expects to complete delivery in the current quarter. HGS recognized $153.8 million in ABthrax revenue in the first quarter, including $127.8 million in product sales, and will recognize at least $8.0 million in additional revenue from delivery in the second quarter of 2009.

Also under the contract, HGS plans to file a Biologics License Application (BLA) with the FDA in the second quarter of 2009. The Company will receive an additional $10 million from the U.S. Government upon FDA licensure of ABthrax. ABthrax is being developed under a contract entered into in 2006 with the Biomedical Advanced Research and Development Authority (BARDA) of the Office of the Assistant Secretary for Preparedness and Response (ASPR), U.S. Department of Health and Human Services (HHS).
Positive Results Announced for Second of Two Phase 3 Trials of Albuferon® in Chronic Hepatitis C; Late-Breaker Results of Both Phase 3 Trials Presented at EASL
In March 2009, HGS reported that Albuferon (albinterferon alfa-2b) met its primary endpoint of non-inferiority to Pegasys (peginterferon alfa-2a) in ACHIEVE 1, a Phase 3 clinical trial of Albuferon in treatment-naive patients with genotype 1 chronic hepatitis C. As previously reported, Albuferon also met its primary endpoint in ACHIEVE 2/3, which was conducted in treatment-naive patients with genotypes 2 and 3 chronic hepatitis C.
The results of both trials were presented on April 25 in the late-breaker session at the 44th annual meeting of the European Association for the Study of the Liver (EASL) in Copenhagen. The Phase 3 data demonstrate that, with half as many injections, in two pivotal Phase 3 trials, Albuferon achieved efficacy comparable to Pegasys with a positive safety profile. The submission of global marketing applications for Albuferon is planned in fall 2009, following discussions with the FDA and other regulatory authorities. Albuferon is being developed by HGS and Novartis under an exclusive worldwide co-development and commercialization agreement entered into in June 2006.
LymphoStat-B® Phase 3 Results Expected in July and November 2009
HGS expects to report the first Phase 3 data for LymphoStat-B (belimumab) in July 2009 from the BLISS-52 trial, with results from BLISS-76 anticipated in November 2009. BLISS-52 and BLISS-76 are the largest clinical trials ever conducted in lupus patients. LymphoStat-B is being developed by HGS and GSK under a co-development and commercialization agreement entered into in August 2006.
$9 Million Milestone Payment Received from GSK Following Initiation of Phase 3 Development of Syncria®
HGS received a $9.0 million milestone payment during the first quarter of 2009, following GSK’s initiation of a Phase 3 clinical trial program to evaluate Syncria (albiglutide) in the long-term treatment of type 2 diabetes mellitus. Syncria was created by HGS using its proprietary albumin-fusion technology, and licensed to GSK in 2004. HGS is entitled to fees and milestone payments that could amount to as much as $183.0 million, including $33.0 million received to date. HGS is also entitled to single-digit royalties on worldwide sales if Syncria is commercialized.

HGS and Morphotek Agree to Collaborate on Discovery, Development and Commercialization of Therapeutic Antibodies for Oncology and Immunology
In March 2009, HGS and Morphotek, Inc., a subsidiary of Eisai Corporation of North America, entered into a collaboration to discover, develop and commercialize therapeutic monoclonal antibodies in the fields of oncology and immunology that specifically target antigens discovered by HGS. Morphotek will be responsible for validating targets discovered through genomic research provided by HGS, generating and developing all monoclonal antibody candidates using proprietary Morphotek technologies, and conducting early preclinical proof-of-concept studies. HGS and Morphotek will have the right to participate in the development and commercialization of each antibody candidate.
CONFERENCE CALL
HGS management will hold a conference call to discuss this announcement today at 5 PM Eastern time. Investors may listen to the call by dialing 877-591-4959 or 719-325-4901, passcode 2810740, five to 10 minutes before the start of the call. A replay of the conference call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-203-1112 or 719-457-0820, confirmation code 2810740. Today’s conference call also will be webcast and can be accessed at www.hgsi.com. Investors interested in listening to the live webcast should log on before the conference call begins to download any software required. Both the audio replay and the archive of the conference call webcast will remain available for several days.
ABOUT HUMAN GENOME SCIENCES
The mission of HGS is to apply great science and great medicine to bring innovative drugs to patients with unmet medical needs. The HGS clinical development pipeline includes novel drugs to treat hepatitis C, lupus, inhalation anthrax and cancer.
The Company’s primary focus is rapid progress toward the commercialization of its two lead drugs, Albuferon® (albinterferon alfa-2b) for hepatitis C and LymphoStat-B® (belimumab) for lupus. Albuferon has now completed Phase 3 development, and the filing of global marketing applications is expected in fall 2009. Two Phase 3 clinical trials of LymphoStat-B are ongoing, with results expected in July and November 2009.
In January 2009, HGS began delivery of 20,000 doses of ABthrax™ (raxibacumab) to the U.S. Strategic National Stockpile for use in the event of an emergency for the treatment of inhalation anthrax. The Company also has several drugs in earlier stages of clinical development for the treatment of cancer, led by the TRAIL receptor antibody HGS-ETR1 and a small-molecule antagonist of IAP (inhibitor of apoptosis) proteins. In addition, HGS has substantial financial rights to certain products in the GSK clinical pipeline including darapladib, currently in Phase 3 development as a potential treatment for coronary heart disease, and Syncria® (albiglutide), currently in Phase 3 development as a potential treatment for type 2 diabetes.

For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals and patients interested in clinical trials of HGS products may inquire via e-mail to clinical_trials@hgsi.com or by calling HGS at (301) 610-5790, extension 3550.
HGS, Human Genome Sciences, ABthrax, Albuferon and LymphoStat-B are trademarks of Human Genome Sciences, Inc.
SAFE HARBOR STATEMENT
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. In addition, while the Company has begun shipment of ABthrax to the U.S. Strategic National Stockpile, the Company will continue to face risks related to acceptance of future shipments and FDA’s approval of the Company’s Biologics License Application for ABthrax, if and when it is submitted. If the Company is unable to meet requirements associated with the ABthrax contract, future revenues from the sale of ABthrax to the U.S. Government will not occur. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
(See selected financial data on following pages.)

HUMAN GENOME SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2009	2008
	(dollars in thousands, except share and
	per share amounts)
Revenue:
Product sales	$127,769	$–
Manufacturing and development services	29,116	–
Research and development collaborative agreements	20,392	12,275

Total revenue	177,277	12,275

Costs and expenses:
Cost of product sales	8,177	–
Cost of manufacturing and development services	3,351	–
Research and development expenses	53,675	72,691
General and administrative expenses	14,279	16,011

Total costs and expenses (a)	79,482	88,702

Income (loss) from operations	97,795	(76,427)
Investment income	4,296	6,707
Interest expense	(15,730)	(15,517)
Gain on extinguishment of debt	38,873	–
Gain on sale of long-term equity investment	5,259	32,518
Other expense	(680)	–

Income (loss) before taxes	129,813	(52,719)
Provision for income taxes	–	–

Net income (loss)(b)	$129,813	$(52,719)

Basic net income (loss) per share	$0.96	$(0.39)

Diluted net income (loss) per share	$0.85	$(0.39)

Weighted average shares outstanding, basic	135,755,471	135,284,778

Weighted average shares outstanding, diluted	163,423,487	135,284,778

(a)	Includes stock-based compensation expense of $2,935 ($0.02 per basic and diluted share) and $4,463 ($0.03 per basic and diluted share) for the three months ended March 31, 2009 and 2008, respectively.

(b)	HGS adopted FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”) effective January 1, 2009, which required restatement of prior periods, as applicable. Includes amortization of debt discount of $6,398 ($0.05 per basic share and $0.04 per diluted share) for the three months ended March 31, 2009. 2008 results have been restated and now include amortization of debt discount of $5,854 ($0.04 per basic and diluted share) for the three months ended March 31, 2008. Results for 2009 and 2008 also include certain other immaterial adjustments arising from the adoption of FSP APB 14-1.

CONSOLIDATED BALANCE SHEET DATA:

	As of	As of
	March 31, 2009	December 31, 2008 (c)
	(dollars in thousands)
Cash, cash equivalents and investments (d)	$396,852	$372,939
Total assets (d)	735,365	686,832
Convertible subordinated debt (e)	334,269	417,597
Lease financing	247,061	246,477
Total stockholders’ deficit	(3,448)	(136,304)

(c)	As noted in footnote (b) above, FSP APB 14-1 required restatement of prior periods. Total assets, convertible subordinated debt, and total stockholders’ deficit as previously reported were $674,164, $510,000, and $(241,375), respectively, as of December 31, 2008.

(d)	Includes $67,569 and $69,360 in restricted investments at March 31, 2009 and December 31, 2008, respectively.

(e)	Convertible subordinated debt is net of unamortized debt discount of $69,581 and $92,403 as of March 31, 2009 and December 31, 2008, respectively. Convertible subordinated debt at face value is $403,850 and $510,000 as of March 31, 2009 and December 31, 2008, respectively.
# # #